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Ed Loyd (Media Relations)    April 12, 2022
Edgar.Loyd@53.com | 513-534-NEWS
Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345

Tim Spence Named Fifth Third CEO Effective July 5
Greg Carmichael to become Executive Chairman

CINCINNATI—Fifth Third Bancorp (NASDAQ: FITB) announced today that Greg Carmichael has elected to retire as chief executive officer effective July 5. At that time, Carmichael will become executive chairman, continuing to lead the Board of Directors and provide advice and counsel to the CEO. Tim Spence will succeed Carmichael as Fifth Third’s CEO.

Marsha Williams, lead independent director of Fifth Third’s Board, expressed the Board’s unanimous confidence in Spence. “Tim is an outstanding leader who will continue to build on the Bank’s strong momentum, which he has helped create. He has been an integral part of the leadership team since 2015, helping develop the strategies that Fifth Third is executing with excellence through innovation, technology and citizenship. Tim has brought resilience throughout the pandemic that has been instrumental in propelling Fifth Third to the forefront of customer-centric, digital-first banking, enabling our employees to serve the Bank’s customers during their time of greatest need.”

“I am honored to serve as Fifth Third’s next CEO and humbled to follow in the footsteps of an incredible leader like Greg,” said Spence. “Fifth Third is a great company because of our people, because we serve strong communities, and because we believe to the core that our customers’ needs, their opportunities and their well-being are our chief concern. We will continue our track record of delivering on our commitments, our focus on investing for the future and our culture of accountability, collaboration and community leadership.”

Williams said, “We cannot thank Greg enough for his strategic leadership and vision since he joined Fifth Third in 2003. Since becoming our CEO in 2015, Greg led the transformation of Fifth Third into one of the most successful and respected banks – a top performer among its peers and one of the World’s Most Ethical Companies. We are fortunate and grateful that Greg will continue to serve as Fifth Third’s executive chairman as we implement the strong succession plan we have developed.”

“It has been the honor of a lifetime being the CEO of Fifth Third, and I am grateful for the support of the Board and all our employees,” said Carmichael. “Together, we have worked to be the One Bank people most value and trust, and I am incredibly proud of what we have accomplished. The Board and I are confident the time is right to transition the role of CEO, given Fifth Third’s strong financial health and performance, and Tim is well-prepared to succeed in this role. I look forward to supporting Tim and the entire team as they continue to lead our industry and Fifth Third through exceptional products, innovation, dedication and service.”

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Spence joined Fifth Third in 2015 as chief strategy officer. Prior to being named president in 2020, he was head of consumer bank, payments and strategy. In that role, he was responsible for Fifth Third’s retail banking, mortgage, auto and specialty lending and payments business lines, as well as key strategic growth capabilities such as digital, marketing, strategy and fintech partnerships. Prior to joining Fifth Third, Spence was a senior partner in the financial services practice at Oliver Wyman, a global strategy and risk management consulting firm.

Spence long has been heralded for his innovative vision and has helped the Bank significantly advance its digital transformation. In 2018, American Banker recognized him as Digital Banker of the Year, an award shared with top forward-thinking leaders from the nation’s largest and most dynamic financial institutions.

Spence believes deeply in the nobility of the banking profession and its ability to be a catalyst for positive change in the communities Fifth Third serves, especially in the Midwest and Southeast. He demonstrates this through his service to various higher education and economic development organizations in Ohio and beyond. Originally from the Pacific Northwest, Spence and his family make their home in Cincinnati.

About Fifth Third
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of Dec. 31, 2021, the Company had $211 billion in assets and operates 1,117 full-service Banking Centers, and 2,322 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 54,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of Dec. 31, 2021, had $554 billion in assets under care, of which it managed $65 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB."
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